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                                                                     EXHIBIT 4.4

                                  AMENDMENT TO
                           HEALTHCARE.COM CORPORATION
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


         WHEREAS, Healthcare.com Corporation (the "Corporation") has established that certain Non-Employee Director Stock Option Plan (the "Plan"), pursuant to which options to purchase shares of the Corporation's common stock, par value $.01 per share, may be issued on the terms and conditions contained in the Plan; and

         WHEREAS, the Corporation declares it advisable to amend the Plan as provided herein in order to continue to obtain and maintain the services of knowledgeable and independent directors on the Corporation's Board of Directors;

         NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                    ARTICLE I

                              AMENDMENT TO THE PLAN

         1.1 Eligibility; Grant of Options. The Plan is hereby amended by adding to Section 5 the following sub-section (c) which shall read as follows:

         "(c) The Company's Board of Directors shall have the authority to grant, at its sole discretion, options to purchase Common Stock of the Company to Non-Employee Directors. The number of options granted to any Non-Employee Director in any calendar year under this Section 5(c) shall not exceed options to acquire 5,000 shares of Common Stock, subject to adjustment as set forth in paragraph 13 hereof."

                                   ARTICLE II

              INCONSISTENT PROVISIONS; EFFECTIVE DATE OF AMENDMENT

         2.1 Inconsistent Provisions. All provisions of the Plan which have not been amended by this amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Plan and the provisions of this amendment, the provisions of this amendment shall control.

         2.2 Effective Date of Amendment. The amendment effected hereby shall be effective upon approval of such amendment by the shareholders of the Corporation.